Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement, made as of April 18, 2012 (this “Amendment”), by and between CVR Energy, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”), hereby amends that certain Rights Agreement, dated as of January 13, 2012 (the “Rights Agreement”), between the Company and the Rights Agent.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Company expects that, promptly following execution of this Amendment, the Company will enter into a Transaction Agreement, dated as of April 18, 2012 (the “Transaction Agreement”), among the Company and each of the other parties listed on the signature pages thereto;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of such Section 27; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth below so that the Offeror and its Affiliates do not become Acquiring Persons thereunder solely as a result of the approval, execution, delivery or performance of the Transaction Agreement and the transactions contemplated thereby.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. Additional Definitions. Section 1 of the Rights Agreement is hereby amended to include the following definitions in the appropriate locations:

“Transaction Agreement” shall mean the Transaction Agreement, dated as of April 18, 2012, among the Company, Offeror and each of the other parties listed on the signature pages thereto.

“Offeror” shall mean IEP Energy LLC, a Delaware limited liability company.

2. Definition of “Acquiring Person”. Section 1 of the Rights Agreement is hereby amended to include the following sentence immediately following the last sentence in the definition of “Acquiring Person”:

Notwithstanding anything in this Rights Agreement to the contrary, neither the Offeror nor any of its Affiliates shall be deemed to be an Acquiring Person solely by virtue of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of any of the transactions contemplated thereby or the public announcement of any of the foregoing; provided, however, that this sentence shall not prevent the Offeror or any of its Affiliates from being deemed to be an Acquiring Person as a result of any acquisition of shares of Common Stock of the Company by the Offeror or any of its Affiliates that is not contemplated by the Transaction Agreement.

3. Definition of “Stock Acquisition Date”. Section 1 of the Rights Agreement is hereby amended to include the following sentence immediately following the last sentence in the definition of “Stock Acquisition Date”:

Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of any of the transactions contemplated thereby; provided, however, that this sentence shall not prevent a Stock Acquisition Date from being deemed to have occurred as a result of any acquisition of shares of Common Stock of the Company by the Offeror or any of its Affiliates that is not contemplated by the Transaction Agreement.

4. Definition of “Distribution Date”. Section 3(a) of the Rights Agreement is hereby amended to include the following sentence immediately following the last sentence thereof:

Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of any of the transactions contemplated thereby or the public announcement of any of the foregoing; provided, however, that this sentence shall not prevent a Distribution Date from being deemed to have occurred as a result of any acquisition of shares of Common Stock of the Company by the Offeror or any of its Affiliates that is not contemplated by the Transaction Agreement.

5. Exercise of Rights; Purchase Price; Expiration Date of Rights. Section 7(a) of the Rights Agreement is hereby amended and replaced as follows:

(a) Subject to Section 7(e) or as otherwise provided in this Rights Agreement, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole at any time or in part from time to time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purposes together with payment of the Purchase Price (defined below), or portion thereof, as applicable, with respect to each Unit or Units (and/or other securities or property in lieu thereof) as to which the Rights are exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) December 31, 2012 (this date, the “Final Expiration Date”), (ii) the date on which all of the Rights are redeemed as provided in Section 23, (iii) the time the Offer Closing (as such term is defined in the Transaction Agreement) occurs (the earlier of the date described in clause (ii) and the time described in clause (iii), the “Expiration Date”) or (iv) the date on which the Rights are exchanged as provided in Section 24.

6. Benefits of the Rights Agreement. Section 29 of the Rights Agreement is hereby amended to include the following sentence at the end thereof:

Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of any of the transactions contemplated thereby.

7. If the Offer Closing Date occurs, then anything in the Rights Agreement notwithstanding, the Rights Agreement and all Rights will terminate and become null and void and be of no further force or effect and shall be and be deemed to be redeemed and cancelled, effective immediately prior to the Offer Closing Date (as defined in the Transaction Agreement).

8. Miscellaneous. Capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. This Amendment may be executed in any number of counterparts and each such counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		CVR ENERGY, INC.

By:	/s/ Kevin S. Cooper	By:	/s/ John J. Lipinski
Name:	Kevin S. Cooper	Name:	John J. Lipinski
Title:	Attorney	Title:	Chairman of the Board,
Chief Executive Officer and
President

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Jennifer Donovan	By:	/s/ Paula Caroppoli
Name:	Jennifer Donovan	Name:	Paula Caroppoli
Title:	Vice President	Title:	Senior Vice President